Exhibit 99.1
USG CORPORATION INVESTMENT PLAN

REPORT ON AUDITED
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

USG CORPORATION INVESTMENT PLAN
December 31, 2008 and 2007
TABLE OF CONTENTS

Page(s)
REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	1-2

FINANCIAL STATEMENTS

Statements of Net Assets Available for Benefits	3

Statements of Changes in Net Assets Available for Benefits	4

Notes to Financial Statements	5

SUPPLEMENTAL SCHEDULES:

I. Schedule of Investments Held at Year End	18

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Pension and Investment Committee
USG Corporation
We have audited the accompanying statement of net assets available for benefits of USG Corporation Investment Plan (“the Plan”) as of December 31, 2008 and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s administrators. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2008, and the changes in its net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.
Our audit was performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of Assets (Held At End of Plan’s Year) is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s administrators. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.
/s/ Mitchell & Titus, LLP
Chicago, Illinois
June 29, 2009

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Pension and Investment Committee
USG Corporation
We have audited the accompanying statement of net assets available for benefits of USG Corporation Investment Plan (“the Plan”) as of December 31, 2007 and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s administrators. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2007, and the changes in its net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Hill Taylor, LLC
June 24, 2008
Chicago, IL

USG CORPORATION INVESTMENT PLAN
Statements of Net Assets Available for Benefits
December 31, 2008 and 2007

	2008	2007
ASSETS
Investments, at fair value	$527,774,140	$686,835,759

Receivables:
Employee contributions receivable	414,591	—
Employer contributions receivable	83,559	—
Interest and dividends receivable	176,167	132,756

Total Receivables	674,317	132,756

Total Assets	528,448,457	686,968,515

LIABILITIES
Accrued administrative fees	385,543	206,449

Securities purchased but not yet paid	1,043,963	1,260,169

Total Liabilities	1,429,506	1,466,618

Net assets available for benefits at fair value	527,018,951	685,501,897

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	30,666,599	1,600,769

Net assets available for benefits	$557,685,550	$687,102,666

The accompanying notes are an integral part of these statements.

USG CORPORATION INVESTMENT PLAN
Statements of Changes in Net Assets Available for Benefits
December 31, 2008 and 2007

	2008	2007
Net assets available for benefits, beginning of year	$687,102,666	$652,512,838

Add (deduct):

Contributions
Corporation contributions	13,269,738	15,503,254
Employee contributions	37,984,956	45,453,237

	51,254,694	60,956,491
Transfers from other plans
Merger of Livonia Savings Plan	324,702	—
Merger of AIS Profit Sharing Plan	6,100,671	—

Total transfers from other Plans	6,425,373	—

Other income	281,464	242,778

Income (loss) from investments:
Dividend income	4,525,846	6,436,394
Interest income	17,726,894	16,197,799
Realized gain (loss) on sale of investments	(14,019,260)	40,532,668
Unrealized (depreciation) for the year	(125,718,624)	(25,910,331)

	(117,485,144)	37,256,530

Total additions (net of investment losses)	(59,523,613)	98,455,799

Benefit payments and participant withdrawals	(68,499,802)	(62,947,803)

Administrative expenses	(1,393,701)	(918,168)

Total deductions	(69,893,503)	(63,865,971)

Net increase (decrease) in assets during the year	(129,417,116)	34,589,828

Net assets available for benefits, end of year	$557,685,550	$687,102,666

The accompanying notes are an integral part of these financial statements.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2008 and 2007

NOTE 1	DESCRIPTION OF THE PLAN

The USG Corporation Investment Plan, also known as the USG Corporation Investment Plan for Salaried Employees prior to January 1, 1989 (the Plan), was approved by the stockholders of the Corporation on May 11, 1977, and became effective on July 1, 1977. The Plan was subsequently amended and completely restated effective as of January 1, 1989 and most recently as of July 1, 1997 (restated Plan). The amendments and restatements incorporate all prior amendments to the Plan and make changes to reflect the merger of the USG Corporation Savings Plan for Hourly Employees and change the name of the Plan to the USG Corporation Investment Plan, effective January 1, 1989; and to implement the daily valuation of investments in the participants’ accounts at fair market value on each business day effective July 1, 1997.

The Plan was established to provide a means for eligible hourly and salaried employees to participate in the earnings of the Corporation, to build a supplemental retirement fund and to provide additional disability and death benefits.

The Plan provides, among other things, that participants may contribute up to 20% (12% for highly compensated employees) of their eligible pay to the Plan through payroll deductions on a before-tax basis during the year. The amount of distributions to be made upon withdrawal from the Plan is dependent upon the participant’s and the Corporation’s contributions. The Plan requires completion of three years of credited service in order to be 100% vested in the Corporation contribution. Employee contributions are always 100% vested. In addition, the Plan contains provisions under which the entire amount credited to a participant’s account is distributable upon a participant’s retirement, disability, or death.

Employee contributions are invested by the Trustee in any one or a combination of nine funds: (a) common stock of USG Corporation (USG Common Stock Fund), (b) an equity index fund which provides investment results that are designed to correspond to the performance of publicly traded common stocks, as represented by the Standard & Poor’s 500 Composite Stock Price Index (Equity Index Fund), (c) a balanced fund which invests in several broadly diversified asset classes, including domestic and foreign common stock and bonds, preferred stocks and cash (Balanced Fund), (d) a growth fund which invests primarily in equity securities of large market capitalization companies with earnings that are expected to grow at an above-average rate, but may be further diversified by investment of a small portion of the assets in domestic bonds, foreign common stocks and bonds, and cash (Growth Fund), (e) a small-mid cap equity fund which seeks maximum long-term growth of capital by

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2008 and 2007

NOTE 1	DESCRIPTION OF THE PLAN (continued)

investing in common stock of rapidly growing U.S. small and mid cap companies with market capitalizations of less than $1.5 billion and $8.5 billion, respectively, at the time of initial investment (Small-Mid Cap Equity Fund), (f) a large cap value fund which seeks to provide long-term growth of principal and income by investing in common stocks of companies that appear to be temporarily undervalued by the stock market but have a favorable outlook for long-term growth (Large Cap Value Fund), (g) an international equity fund which seeks long-term capital appreciation through investments in common stock of established non-U.S. companies (International Equity Fund), (h) a bond fund which seeks to provide current income and preservation of capital by investing in investment grade corporate debt securities, government bonds and mortgages in both U.S. and foreign markets, (Bond Fund) or (i) a managed separate account which seeks to preserve principal and income while maximizing current income by investing in a diversified pool of Guaranteed Investment Contracts (GICs), separate account GICs, synthetic GICs or Structured Investment Contracts (SICs) and Bank Investment Contracts (BICs) of varying maturity, size and yield (Stable Value Fund).

The Equity Index Fund is invested in the Vanguard Institutional Index Fund.

The Balanced Fund is invested in the Fidelity Puritan Fund.

The Growth Fund is invested in the American Funds Growth Fund of America.

The Small-Mid Cap Equity Fund is invested in the Franklin Small-Mid Cap Growth Fund — Class A.

The Large Cap Value Fund is invested in the Dodge & Cox Stock Fund.

The International Equity Fund is invested in the Templeton Institutional Funds - Foreign Equity Fund — Primary Shares

The Bond Fund is invested in the PIMCO Total Return Fund — Institutional Class.

The Stable Value Fund is managed by JPMorgan. At December 31, 2008, the Stable Value Fund was primarily composed of group annuity contracts maintained by banks and insurance companies.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2008 and 2007

NOTE 1	DESCRIPTION OF THE PLAN (continued)

Participants may elect to have their contributions invested in 1% increments in any fund or combination of funds and to change their contribution rate, suspend or resume their contributions, change their investment allocations, transfer their investments from one fund to another and apply for a loan by contacting Your Benefits Resources through either an automated telephone service or a secured interactive website, via the Internet, on any day. Certain executive officers of the Corporation must pre-clear any transfer out of the USG Common Stock Fund with the USG Corporate Secretary.

The Corporation makes a regular 50% matching contribution up to the first 6% of the participants’ eligible pay contributed to the Plan, credited to the participants’ accounts each pay period. Participants are vested in the Corporate contributions after three years.

Employer contribution amounts forfeited by terminated employees are applied as a credit against future Corporate contributions or used to pay administrative expenses and other fees of the Plan and are held in the Forfeiture Cash Account.

New employees are immediately eligible to join the Plan and are automatically enrolled in the Plan on their hire date unless the employee elects not to join the Plan.

The fourteenth amendment to the Plan, effective January 1, 2006, states that any distributions made after the end of a Plan year in order to pass the discrimination test, shall be credited with income in accordance with Treasury regulations up to the date of the distribution. It also states that the change of a participant’s status from employee to leased employee does not constitute a severance of employment that would permit a distribution to the participant. Effective January 1, 2007, participants are allowed to direct up to a maximum of 25% of future participant contributions, and associated employer matching contributions, if any, into the USG Common Stock Fund.

The fifteenth amendment to the Plan added Supplement C to the plan to allow for the merger of the former Livonia Building Materials Company Union 401(k) Savings Plan into the USG Corporation Investment Plan effective April 30, 2008. The merger of the Livonia Plan and the resulting transfer of assets from that plan were made in accordance with Sections 401(a)(12) and 414(l) of the Internal Revenue Code.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2008 and 2007

NOTE 1	DESCRIPTION OF THE PLAN (continued)

The sixteenth amendment to the Plan, effective August 1, 2007, further clarifies the provisions for hardship withdrawals. The amendment states that a hardship withdrawal may only be taken after the participant has borrowed the maximum amount available to him/her, establishes the minimum amount for a hardship withdrawal at $1,000 and sets a limit of two aggregate withdrawals within any 12 month period. The amendment also provides for an automatic six-month suspension of contributions to the Plan for a participant who has taken a hardship withdrawal.

The seventeenth amendment to the Plan added Supplement D to the plan to allow for the merger of the former All Interior Supply, Inc. Profit Sharing Plan into the USG Corporation Investment Plan effective September 25, 2008. The merger of the All Interior Supply Plan and the resulting transfer of assets from that plan were made in accordance with Sections 401(a)(12) and 414(l) of the Internal Revenue Code.

The eighteenth amendment to the Plan, effective January 1, 2008, made some technical changes to the Plan to put it in compliance with the latest regulations under IRS Section 415 including redefining certain terms used in subsections 7.8 and 7.9 of the Plan regarding ‘annual compensation’ and ‘annual addition’, allowed for the inclusion of certain types of compensation in the calculation of a participant’s annual compensation if paid within 2-1/2 months after a participant’s severance from employment or end of the plan year that includes the date of the participant’s severance from employment, gives the committee authority to take any actions deemed advisable to prevent an annual addition in excess of the maximum annual addition and identified which plans are to be combined in determining whether or not the total combined contributions to such plans exceed the maximum allowable for a given year.

Effective January 1, 2009, the eighteenth amendment also reduced the employers regular matching contribution, that is made on up to the first six percent of an eligible participant’s basic contributions each pay period, to 25% from 50% for all pay periods ending on January 1, 2009 or after.

If the Trustee is unable to invest any contributions immediately, the funds are temporarily invested in short-term investment funds and any earnings in the fund are credited to the participants’ accounts.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2008 and 2007

NOTE 1	DESCRIPTION OF THE PLAN (continued)

The Plan funds are administered under the terms of a Trust agreement with The Northern Trust Company. The Trust agreement provides, among other things, that the Trustee shall keep account of all investments, receipts and disbursements and other transactions and shall provide annually a report setting forth such transactions and the status of the funds at the end of the period.

The Plan is administered by the Pension and Investment Committee, which consists of seven members appointed by the Corporation. Administrative expenses and other fees of the Plan are shared by the Corporation and the participants.

At December 31, 2008 and 2007, there were approximately 11,483 and 12,534 participants in the Plan, respectively.

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The amounts in the accompanying statements were accumulated from the reports of the Trustee (Note 1). The financial statements of the Plan are prepared under the accrual method of accounting. Contributions to the Plan are made throughout the year and adjustments are made to the financial statements to accrue for the portion of annual contributions unpaid at year-end.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. As required by the FSP, the Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2008 and 2007

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

The Plan’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 4 for discussion of market value measurements.

Shares of mutual funds are valued at the net asset value of shares held by the Plan at year end. The Company stock is valued at its quoted market price. Participant loans are valued at their outstanding balances, which approximate fair value. The fair value of the guaranteed investment contracts are calculated by discounting the related cash flows based on current yields of similar instruments with comparable durations.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Realized gains or losses on the sale of investments are calculated based upon the historical average cost of the investments. Unrealized appreciation or depreciation of investments of the Plan represents the change between years in the difference between the market value and cost of the investments.

Benefits are recorded when paid.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2008 and 2007

NOTE 3 SYNTHETIC GUARANTEED INVESTMENT CONTRACTS

The Stable Value Fund holds investments in synthetic guaranteed investment contracts (synthetic GICs) and cash and cash equivalents. The investments in synthetic GICs are presented at fair value, which equals the total of the fair value of the underlying assets plus the total wrapper value. The values of the underlying assets are based on quoted market prices on the net asset values of shares held. The wrapper value is calculated by discounting the annual wrap fee over the duration of the contract assets. The wrapper value is $659,686 at December 31, 2008 and zero at December 31, 2007.

In determining the net assets available for benefits, the synthetic GICs are recorded at their contract values, which are equal to principal balance plus accrued interest. As provided in the FSP, an investment contract is generally valued at contract value, rather than fair value, to the extent it is fully benefit-responsive.

The Stable Value Fund is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The synthetic GICs issuers are contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

The GICs included in the financial statements at contract value are as reported to the Plan by the issuers. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. There are currently no reserves against contract values for credit risk of the contract issuers or otherwise.

Certain events limit the ability of the Plan to transact at contract value with the issuer. Such events include the following: (i) amendments to the plan documents (including complete or partial plan termination or merger with another plan), (ii) changes to plan’s prohibition on competing investment options or deletion of equity wash provisions, (iii) bankruptcy of the plan sponsor or other plan sponsor events (for example, divestitures or spin-offs of a subsidiary) that cause a significant withdrawal from the Plan, or (iv) the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan administrator does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, is probable.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2008 and 2007

NOTE 3	SYNTHETIC GUARANTEED INVESTMENT CONTRACTS (continued)

The synthetic GIC contracts cannot be terminated by the Issuer at a value other than contract value except under a limited number of very specific circumstances including termination of the Plan or failure to qualify the Plan, material misrepresentations or failure to meet material obligations by the Plan sponsor or investment manager, or other similar types of events.

The average yield of the synthetic GICs based on actual earnings was approximately 6.55% and 6.65% at December 31, 2008 and 2007, respectively. The average yield of the GICs based on interest rate credited to participants was approximately 3.64% and 5.52% at December 31, 2008 and 2007, respectively.

NOTE 4	FAIR VALUE MEASUREMENTS

On January 1, 2008, the Plan adopted FASB Statement No. 157, Fair Value Measurements and subsequent certain related staff positions. Adoption of FAS No.157 did not have a material impact on the Plan’s financial statements.

Statement 157 establishes a fair value hierarchy prioritizing the valuation of Plan assets into three broad categories with greatest emphasis on observable market prices in active markets, Level 1, assets not traded on an active market but for which there are readily observable, either directly or indirectly, pricing inputs, Level 2, and assets with unobservable inputs due to little or no market activity where the reporting entity may make estimates and assumptions related to the pricing and risk, Level 3.

The following table provides information by their FAS 157 level (as defined above) of the fair value of the Plan’s investments:

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Investments:
Common Stock	$2,075,148	$2,075,148	$—	$—
Mutual Funds	225,670,944	225,670,044	—	—
Guaranteed Investment Contracts (including cash equivalents)	262,735,822	—	262,735,822	—
Contracts Participant loans	37,292,226	—		37,292,226

Total Investments	$527,774,140	$227,746,092	$262,735,882	$37,292,226

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2008 and 2007

NOTE 4	FAIR VALUE MEASUREMENTS (continued) The table below set forth a summary of changes in the fair value of the Plan’s Level 3 assets for the year December 31, 2008.
Level 3 Assets
Year ended December 31, 2008
Participant Loans

Balance, beginning of year	$37,640,994

Loan repayments and disbursement (net)	(348,768)

Balance, end of year	$37,292,226

The valuation methods described in Note 2 and 3 may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

NOTE 5	TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service, dated July 2, 2002, that states the Plan is qualified under Section 401(a) of the Code, and, accordingly, its income is exempt from Federal income tax under Section 501(a). Employer contributions and the income of the Plan are not taxable to the participants until distributions are made.

NOTE 6	DISTRIBUTION ON TERMINATION OF THE PLAN In the event of termination of the Plan, the account balances of all affected participants shall become non-forfeitable.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2008 and 2007

NOTE 7	INVESTMENTS
The following is a summary of the Plan’s investments as well as the net appreciation (depreciation) for 2008 and 2007:

	2008		2007
		Net Appreciation		Net Appreciation
		(Depreciation)		(Depreciation)
	Fair Value	In Fair value	Fair Value	In Fair Value

Common Stock:

USG Common Stock	$2,075,148	$(6,494,141)	$8,313,444	$(4,529,621)

Mutual Funds:

Vanguard Index Trust	42,096,702	(27,825,791)	80,530,179	2,957,247
Fidelity Puritan Fund	39,662,785	(16,322,005)	42,632,899	1,328,588
American Funds Growth Fund	39,002,966	(26,883,906)	72,570,872	6,186,260
Franklin Small-Mid Cap Growth Fund	23,324,802	(19,910,901)	48,429,434	4,131,862
Dodge & Cox Stock Fund	28,577,105	(24,104,532)	61,259,623	(575,144)
Templeton Foreign Equity Fund	22,276,270	(17,533,098)	48,591,060	4,333,815
PIMCO Total Return Fund	30,730,314	(663,510)	24,679,975	789,330

	227,746,092	(139,737,884)	387,007,486	14,622,337

Guaranteed Investment Contracts	241,057,510	N\A	252,859,765	N\A
JP Morgan Chase Liquidity Fund	18,153,942	—	5,886,665	—
Collective Short-Term Investment Fund	3,524,370	—	3,440,849	—
Employee loans Receivable	37,292,226	—	37,640,994	—

TOTAL INVESTMENTS	$527,774,140	$(139,737,884)	$686,835,759	$14,622,337

All investments in the Plan are participant-directed investments.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2008 and 2007

NOTE 7	INVESTMENTS (continued) At December 31, 2008 and 2007, the following investments (participant-directed) exceeded 5% of the net assets available for Plan benefits:

	2008	2007
Vanguard Index Trust	$42,096,702	$80,530,179

Fidelity Puritan Fund	39,662,785	42,632,899

American Funds Growth Fund of America	39,002,966	72,570,872

Templeton Foreign Equity Fund	*	48,591,060

Franklin Small-Mid Cap Growth Fund	*	48,429,434

Dodge & Cox Stock Fund	*	61,259,623

AIG Contract 1127573	60,347,599	63,214,941

Bank of America Contract 07-067	60,355,836	63,214,941

Natixis Contract 1077-03	60,095,342	63,214,941

State Street Bank & Trust Contract 107099	60,258,733	63,214,942

*	Amount is less than 5% of net assets available for Plan benefits in 2008.

NOTE 8	PARTICIPANT LOANS

Participants are able to obtain loans from the Plan. Under the Plan’s loan provisions, the maximum loan allowable is one half of a participant’s vested account balance or $50,000, whichever is less. The minimum loan amount is $1,000. Additional amounts can be taken in $1 increments. A participant must have a vested account balance of at least $2,000 before he or she can apply for a loan. The Plan restricts the participant to no more than two loans outstanding at a time. Most loans can be repaid by the participant over a five-year period, or sooner, in full, with interest at the prime rate in effect at the time of requesting the loan. A residential loan can be repaid over a period of up to 30 years. Default on a loan by a participant is treated as a hardship withdrawal and subject to IRS penalties.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2008 and 2007

NOTE 9	RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2006, FASB issued FASB Statement No. 157, Fair Value Measurement (SFAS No. 157), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Plan adopted SFAS No. 157 on January 1, 2008.

NOTE 10.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

Net assets of the Plan will be recorded at fair value on the 2008 Form 5500. The following is a reconciliation of net assets available for benefits and changes in net assets available for benefits between the financial statements and Form 5500 as of December 31, 2008:

2008
Net assets available for benefits per the financial statements	$557,685,550

Less adjustment from fair value to contract value for fully benefit responsive investment contracts	(30,666,599)

Net assets available for benefits per the Form 5500	$527,018,951

Fully benefit-responsive investment contracts are recorded at fair value on Form 5500 and contract value is recognized in net assets available for benefits in the financial statements. Consequently, the reported net asset values on Form 5500 and in the financial statements will differ and total net investment income in the financial statements may differ from the net investment income reported on the Form 5500. The net depreciation in the fair value of investment that will be included in form 5500 is approximately $29 million.

SUPPLEMENTAL SCHEDULES

SCHEDULE I
USG CORPORATION INVESTMENT PLAN
Schedule of Investments Held at Year End
December 31, 2008

	Principal
	Amount/Number		Fair
	of Shares	Cost	Value

COMMON STOCK

USG Corporation	258,103	$7,728,121	$2,075,148

Vanguard Index Trust	510,016	52,739,350	42,096,702
Fidelity Puritan Fund	3,036,967	53,313,171	39,662,785
American Funds Growth Fund of America	1,908,169	58,756,258	39,002,966
Franklin Small-Mid Cap Growth Fund	1,149,571	38,258,372	23,324,802
Dodge & Cox Stock Fund	384,256	47,293,052	28,577,105
Templeton Foreign Fund	1,503,122	32,270,563	22,276,270

TOTAL COMMON STOCK		321,233,016	197,015,778

CORPORATE BONDS
PIMCO Total Return Fund	3,030,603	2,270,563	30,730,314

CONTRACTS
AIG, 1127573		67,926,377	60,347,599
Bank of America, 07-067		67,935,677	60,355,836
Natixis, 1077-03		67,926,377	60,095,342
State Street Bank & Trust Contract 107099		67,935,677	60,258,733

TOTAL CONTRACTS		271,724,108	241,057,510

SHORT-TERM INVESTMENTS
Collective Short-Term Investment Fund	3,524,370	3,524,370	3,524,370
JP Morgan Chase Bank Liquidity Fund	18,153,942	18,153,942	18,153,942

TOTAL SHORT-TERM	21,678,312	$21,678,312	$21,678,312

EMPLOYEE LOANS RECEIVABLE
(Interest rates ranging from 4% to 10.0325%)			37,292,226

TOTAL INVESTMENTS			$527,774,140